Exhibit 99.1

NEWS RELEASE

FOR RELEASE AT 6:00 A.M. EASTERN TIME ON OCTOBER 18, 2005

Sonus Pharmaceuticals and Schering AG Announce Global Licensing
Agreement for Anti-cancer Product TOCOSOL® Paclitaxel

BOTHELL, Washington and BERLIN, Germany, October 18, 2005 – Sonus Pharmaceuticals, Inc. (NASDAQ: SNUS) and Schering AG (FDE: SCH, NYSE: SHR) today announced that they have signed an agreement granting Schering an exclusive, worldwide license to Sonus’ TOCOSOL® Paclitaxel anti-cancer product.

TOCOSOL Paclitaxel has shown promising safety and anti-tumor activity in Phase 2 clinical trials in a variety of solid tumors, and the product is currently in a Phase 3 pivotal study for the potential treatment of metastatic breast cancer.  Schering and Sonus expect to submit a New Drug Application (NDA) for this indication by the end of 2007.

Under the terms of the agreement, Schering made an equity investment in Sonus of $15.7 million, consisting of 3.9 million shares at the market closing price as of October 14.  For an additional $0.125 per underlying share, Schering also acquired five-year warrants to purchase 975,000 shares of Sonus common stock at an exercise price of $4.42.

The parties have also executed a licensing agreement, under which Schering will pay Sonus an upfront license fee of $20 million and milestone payments of up to $132 million upon the achievement of certain U.S., European Union and Japanese clinical and regulatory milestones.  The parties have agreed to a core development program consisting of the ongoing initial pivotal trial in metastatic breast cancer, planned trials for additional indications and trials to support launch of the product, and have agreed to share equally in the costs of this core development program.  Upon commercialization, Schering will pay Sonus royalties on net sales, and Sonus may also receive sales milestone payments upon reaching specified annual global sales thresholds.  The license agreement is subject to Hart-Scott-Rodino regulatory clearance.

“We are delighted to have reached this agreement with a leading global player in the pharmaceutical industry,” said Michael A. Martino, president and chief executive officer of Sonus Pharmaceuticals.  “Schering’s global capabilities in clinical and regulatory development, strategic marketing, sales, and manufacturing are world-class and combined with their commitment to the growth of their Oncology Business makes them an outstanding partner for Sonus.  Schering shares in our belief that TOCOSOL Paclitaxel has solid competitive advantages that could differentiate it from other taxane products, and our two companies are committed to working together to leverage global development investments to maximize the clinical and commercial success of the product.”

More...

“The collaboration with Sonus Pharmaceuticals strategically complements our innovative and extensive internal pipeline of systemic and targeted cancer therapies and reinforces our strong commitment to oncology,” said Carlo Montagner, Head of Schering AG’s Global Business Unit Oncology.  “We believe that the chemotherapy market will remain a growing market for the future years, particularly the taxane segment.  As of today, there is a significant unmet medical need for more convenient, highly efficacious chemotherapy treatments with an improved and therefore more acceptable tolerability profile resulting in more patients receiving optimal therapy. TOCOSOL Paclitaxel may deliver all these benefits.”

About TOCOSOL Paclitaxel

TOCOSOL Paclitaxel is a vitamin E-based emulsion formulation that allows a dose of paclitaxel to be delivered in a 15-minute infusion.  Paclitaxel is a member of the taxane group of anti-cancer drugs and is the active ingredient in approved drug products that are used to treat many forms of cancer.  Utilizing Sonus’ novel TOCOSOL technology, TOCOSOL Paclitaxel delivers nearly 70 percent more active paclitaxel compared to an equal dose of Taxol®, as demonstrated in a clinical pharmacology study that was presented at the 2005 American Society of Clinical Oncology (ASCO) annual meeting.  Additionally, TOCOSOL Paclitaxel is cremaphor-free, which allows for shorter infusion times and may improve patient tolerability and reduce treatment-limiting side effects.

Sonus completed a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration in June 2005 for a pivotal Phase 3 trial of TOCOSOL Paclitaxel in metastatic breast cancer.  This trial was initiated by Sonus in September 2005.  The two-arm, randomized study will compare weekly dosing of TOCOSOL Paclitaxel to Taxol.  Patients will be enrolled in the Phase 3 trial at approximately 150 clinical sites in North America, Western and Eastern Europe, South Africa and Israel.

Sonus is currently conducting an ongoing Phase 2 study of TOCOSOL Paclitaxel in metastatic breast cancer, which has shown a confirmed objective response rate of 53% (investigator reported) in 47 patients.  Patient follow-up in the study is continuing for time-to-progression and survival duration.  Results for this trial will be updated at the San Antonio Breast Cancer Symposium in early December 2005.  Additional Phase 2 studies of TOCOSOL Paclitaxel, presented at the ASCO 2004 annual meeting, demonstrate objective response rates of 21% in 42 patients with non-small cell lung cancer, 33% in 27 patients with bladder cancer and 39% in 51 patients with ovarian cancer.  Based on these encouraging Phase 2 results, Schering and Sonus will explore the potential to expand the use of TOCOSOL Paclitaxel to multiple indications to support the life cycle management of the product.

Conference Call Information

Sonus will host a conference call today to discuss the Schering agreement.  The call will be held at 8:30 A.M. Eastern Time/5:30 A.M. Pacific Time and can be accessed on the Company’s web site at www.sonuspharma.com/events.html.  An archive of the call will be available through the same link.  A telephone replay will be available from October 18, 2005, 11:30 A.M. Eastern Time/8:30 A.M. Pacific Time, for one week at (800) 405-2236 or (303) 590-3000 for international calls; Conference ID 11042301.

Contacts at Sonus Pharmaceuticals

Investors:  Pamela Dull, (425) 487-9500, Ext. 255; EVC Group, Doug Sherk, (415) 652-9100

Media:  EVC Group, Steve DiMattia, (646) 277-8706

Contacts at Schering AG Corporate Communication

Media Relations:  Oliver Renner, 49-30-468 124 31

Investor Relations:  Peter Vogt, 49-30-468 128 38

Pharma Communication:  Frank Richtersmeier, 49-30-468 176 61

About Sonus Pharmaceuticals

Headquartered near Seattle, Washington, Sonus Pharmaceuticals, Inc. is focused on the development of therapeutic drugs that may offer improved administration, safety, tolerability and effectiveness for the treatment of cancer and related conditions.  For additional information on Sonus, including news releases, please visit www.sonuspharma.com.

About Schering

Schering AG is a research-based pharmaceutical company.  Its activities are focused on four business areas: Gynecology & Andrology, Oncology, Diagnostic Imaging as well as Specialized Therapeutics for disabling diseases.  As a global player with innovative products, Schering AG aims for leading positions in specialized markets worldwide.  With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline.  In Oncology, Schering AG maintains a prominent leadership position by offering a range of hematological and solid tumor treatments.  Schering AG is strongly invested in bringing to market an innovative and broad oncology R&D portfolio of systemic and targeted therapies, potentially offering novel therapeutic options for people with cancer.  Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products.  As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 23, 2005 and Form 10-Qs for the first two quarters of 2005, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that the Company will not be able to complete the Phase 3 clinical trial for TOCOSOL Paclitaxel; risks that clinical studies with TOCOSOL Paclitaxel will not be successful; risks that the FDA may not approve the Company’s proposed New Drug Application; risks of successful development of additional drug delivery products; risks that the Company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies as well as research and development activities; and risks that the Company will not obtain regulatory clearance of the license agreement under the Hart-Scott-Rodino Antitrust Improvements Act.  The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

###

Taxol® is a registered trademark of Bristol-Myers Squibb Company.